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Exhibit 99.1

OPTION CARE, INC.
Moderator: Amy Raskopf
May 13, 2003
9:00 am CT

Operator:	Good morning. My name is Constance and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Option Care First Quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise.

After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.
Thank you. Mrs. Amy Raskopf, you may begin your conference.
Amy Raskopf:	Thank you and good morning. I'm Amy Raskopf of In-Site Communications, Option Care's Investment Relations firm. Thank you for joining today's conference call.
By now you should have a copy of the press release issued by the company this morning. If you have not received it, please call Leticia Carrillo at 847-229-7724 and it will be faxed to you promptly.

We have with us today Raj Rai, Chief Executive Officer and Paul Mastrapa, Chief Financial Officer of Option Care. The company will provide a brief overview of its first quarter 2003 operations and results, which will be followed by a question and answer session. We expect the call to last approximately 30 minutes.

In conjunction with SEC Reg. FD guidelines, this call may also be accessed by Web cast through the Option Care website at www.optioncare.com. Any remarks that Option Care may make about future expectations, plans, and prospects for Option Care constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements; as a result of various important factors, including those discussed in Option Care's Annual Report on Form 10-K for the year ended December 31st, 2002 which is on file with the SEC. Option Care anticipates that subsequent events and developments may cause its estimates to change. While it may elect to update these forward-looking statements at some point in the future, Option Care specifically disclaims any obligation to do so.
Now I would like to turn the call over to Raj Rai, who will discuss the operational highlights of the quarter. Raj?
Raj Rai:
Thank you, Amy. Good morning and thank you for joining our first quarter conference call. Before I go to highlight through the first quarter results, let me welcome Rick Smith who has joined our organization as President and Chief Operating Officer.

Rick has ten years of experience in finance and operations in health care services industry. Specifically, Rick spent a number of years in the infusion industry where he worked for Coram Healthcare, first as a Controller and CFO and then moved into Operations and then was promoted to its President and CEO.

Rick is a great addition to the team and will help me manage the day-to-day operations while allowing me to focus on the strategic goals of acquisitions and new business development. Myself and the entire management team is very pleased to have Rick on board.

I'm very pleased to announce strong first quarter 2003 results. This represents the 17th consecutive quarter of revenue and earnings growth for the company. Revenues increased 27% to $92 million. This represented 19 cents a share versus 16 cents a share in the first quarter of 2002, a 19% increase.

Our Synagis business continued to grow strongly in the first quarter. We realized a 43% increase in Synagis sales over the same time period in 2002. Our margins for both home infusion and specialty pharmacy services lines remain stable.

We remain focused on cash flow and continue to make progress. We were cash flow positive from operations by $4.7 million in the first quarter. In addition, we were able to successfully re-franchise our two locations in Bullhead City in Arizona and Grand Junction in Colorado, surpassing our internal targets with respect to the time in which we were able to execute on this goal. The good news is both of the locations will remain in the Option Care network and the patients will have ongoing access to our systems.

We also finished the development of our central pharmacy and distribution facility in Ann Arbor, Michigan. The new pharmacy is fully operational and will function as a distribution center for limited distribution biotech drugs.
Additionally, we established a presence in the Boston market through an expansion of a pharmacy in Providence, Rhode Island. There are many opportunities for growth in the Boston market.
We have now begun to intensify our efforts for growth. We are focusing on aggressively pursuing sales opportunities that exist at the physician, managed care and manufacturer levels.

In addition, as we had mentioned on the last conference call, we will begin reactivating a plan to make acquisitions in the second half of the year. We will update you on the outcome of these opportunities in due course and we're excited about the potential for both our home infusion and specialty pharmacy services.

Let me now give you an update on the development of a new technology platform. We are now nearing the completion of the beta testing in the two locations that were started last year. The system is stable and robust. We feel comfortable that we will begin implementation towards the second quarter and we'll be on track for our initial plan of rollout.
And finally, our Board of Directors approved a Stock Buyback Program, which will allow us to acquire up to $8 million worth of Option Care stock from time to time.

We continue to be optimistic and excited about growing our business. We have a unique position in the industry based on the business model that we have developed. With the multitude of products and services that we offer, there are several avenues to grow with managed care and manufacturer relationships.
Now I will turn the call over to Paul whose going to talk about the financial highlights for the quarter. Paul?
Paul Mastrapa:
Thanks, Raj, and good morning. We're very pleased with our record results for the first quarter of 2003. For the quarter, our revenue grew to $93 million, a 27% increase from the $73 million reported in the first quarter of 2002.

Organic growth was 12% for the quarter. Net income increased to $4 million from $3.5 million for the first—from the first quarter last year. Diluted earnings per share was 19 cents, an increase of 19% from the 16 cents of the first quarter of 2002.

Revenue growth across all our service lines remains strong. Our infusion pharmacy and related services increased 12% from the prior year and our specialty pharmacy services increased 41% from Q1 of last year.

We are specifically pleased with Synagis related revenue growth, which increased 43% organically from the first quarter of last year. Synagis is a seasonal therapy typically administered from October through April. As a result, we expect Synagis revenues to rapidly decline early in the second quarter as the season ends. The next Synagis season will ramp up during the fiscal fourth quarter ending December 31st.

We are pleased to now to have completed the disposition of our two non-strategic locations ahead of schedule. We have sold and re-franchised these locations thereby maintaining an income stream from these markets. The revenues from these locations for the remainder of the year would have been approximately $5 million.

Moving to gross profit, our overall gross profit continues to remain stable within our service lines. The home infusion pharmacy and related services gross profit was 42% for the first quarter as compared to 44.3% for the prior year period and 43.6% for the prior quarter ended December 31st. As such, the pharmacy gross profit was 19.3% for the first quarter versus 17.2% for the same period of 2002 and 19.4% for the prior quarter.

The stronger margin for specialty pharmacy services in the first quarter of this year from last year is a result of growth in higher margin products such as factor products use for hemophilia, offsetting the growth of lower margin Synagis' revenues.

Due to the increase in mix over lower margin specialty pharmacy revenues to 62% in the first quarter from 56% in last year's first quarter, total gross profit was 29.5% as compared to 31.2% for the same period of 2002.

Operating income as a percentage of revenue was 7.2% for the first quarter versus 7.9% last year. The reduction in operating income percentage is attributable to the increase in mix of specialty pharmacy revenues and the increase in operating expenses associated with the rollout of our newly developed information systems platform as we previously discussed.

Now to summarize cash flow, Option Care had another quarter of outstanding cash flow. The company generated $4.7 million of positive operating cash flow, exceeding our net income for the quarter. The cash used in investing activities for the quarter was $4.4 million, broken down as follows: $3.1 million for prior period acquisition obligations and $1.3 million for equipment purchases, infrastructure improvement, and revenue-producing medical equipment.

Days sales outstanding were 77 days at the end of the first quarter, a two-day increase from the prior quarter ended December 31st. The increase in the prior quarter is due to the timing of a payment against receivables from our largest payer for specialty pharmacy services just after the close of the quarter. Our DSO has decreased two days from the prior year quarter ended March 31st.

Our continued focus this year is to significantly lower our DSOs. Our investments and strengthening of our systems and continued focus on cash collection should continue to yield strong cash flow and an even stronger balance sheet by the end of this year.

We ended the first quarter with $1 million of cash. Our credit facility is structured to sweep excess cash balances on a daily basis to minimize our interest expense while we have borrowings on our credit facility. We ended the first quarter having drawn $7.1 million on our $60 million credit facility, unchanged from the prior quarter ended December 31st. Our additional availability as of March 31st was approximately $34 million.
That concludes our prepared remarks. Now I would like to ask the operator to open the call to questions.
Operator:	At this time, I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.
Your first question comes from John Ransom of Raymond James.
John Ransom:
Good morning. I just had a question about the core infusion—or not core but just the infusion business. We've seen from some of the hospital companies a slowdown in admissions and discharges. And we wonder if you have noticed any change in referral patterns coming out of hospitals as a result of this?

And secondly, we wonder also if you saw any accelerated benefits either in Synagis referrals or infusion referrals from the, Accredo's decision to shut down the old Gentiva infusion business at the end of the year? Thanks.
Raj Rai:
John, this is Raj. In the first quarter for the home infusion business is generally slower. Just to give an example of what happened in Northeast, we had about five locations that were technically shutdown for a couple of days because of snowstorms.
John Ransom:	Okay.
Raj Rai:
That's—so the seasonality in certain markets of—plays a role. And generally speaking, the fourth quarter is the time that you see more discharges from the hospitals and we see more folks coming into, for patient care at home, so that's only when you see more at home. But first quarter generally is light for our industry.
To answer your question regarding the Accredo . . .

John Ransom:
Just—I mean so just to clarify, it's normally slower but even adjusting for that, have you seen any adjusting for weather in the normal seasonal patterns; have you seen any change in referral patterns?
Raj Rai:	Not really, no.
John Ransom:	Okay. I'm sorry . . .
Raj Rai:
Secondly, to answer your question on Accredo and Gentiva, in certain markets, yes, we definitely have seen an increase because of the disposition of some of the assets in those markets. But not necessarily overall because that's believed they were—the sole certain of businesses in certain markets.
John Ransom:	Okay. Thanks very much.
Operator:	Your next question comes from Grant Jackson of First Analysis.
Grant Jackson:	Good morning, gentlemen.
Raj Rai:	Good morning.
Paul Mastrapa:	Good morning.
Grant Jackson:
On the organic growth of 12%, when you're comparing that to the fourth quarter, which was around 19%, first of all, if that's apples to apples? And then if you could just attribute the difference, is that—how much comes from those two locations that you got rid of, how much comes from, you know, any kind of a slowdown infusion, and how much comes from Blue Cross/Blue Shield of Florida really that, you know, that contract stabilizing somewhat?
Paul Mastrapa:
Grant, we talked about it in the last call; you know, we expected a slowdown of our same—of our, you know, same store organic growth because of the maturation of our Blue Cross/Blue Shield contract this year.

Our overall guidance for the year was—is revenue of $365 to $375, which translates into 15% to 20% total revenue growth. Inherent in our guidance is approximately 9% to 12% organic growth, once we strip out the acquisition. So that's in terms of the slowdown, you know, from 19% in the fourth quarter to 12%, that's the reason.
Grant Jackson:	I understood that it was somewhat expected; I was just trying to figure out from—how much of that really comes from those two locations versus some of these other factors like the infusion slowdown?
Paul Mastrapa:	The two locations aren't factored into those numbers because once we made the decision to dispose of those locations, we take them out of same store.
Grant Jackson:	Yeah.
Paul Mastrapa:
So—and they're small so it doesn't have a significant component. You know, in terms of, you know, the overall growth rate as we've talked about, we know we see a stronger growth rate on our infusion—or on our specialty side of our business versus our infusion side of our business.
Grant Jackson:
And just a follow-up on the systems conversion, the—am I correct in understanding that your beta testing between the two sites, what you're testing there is that full inner operability? And you said that you're nearing completion, any sort of target on when you would be complete with testing the inner operability between those two sites?

Paul Mastrapa:	Sure. Just to backtrack a second on systems, you know, we went beta live in two locations towards the end of last year. We've been very excited with how the system has progressed.

As we've been going through our beta live, we've identified a handful of additional development needs to further improve productivity that are actually going to be completed this month. So with that, we expect a rollout of our next site to be in June.

In terms of what the system is currently operating, the system is running our complete operations within our two beta sites. So the full functionality of the system is in place. We are now tweaking and adding some more productivity improvements.
Grant Jackson:	Okay. Does that mean that it goes live in June or does it . . . ?
Paul Mastrapa:	No. That means our next site—we expect to roll out our next site in June . . .
Grant Jackson:	So the second site in June.
Paul Mastrapa:
And in terms of our overall expectations, we expect to be substantially complete by the end of next year, which was our original expectation. And so from a cost standpoint, we expect to be within the cost—within the budget expectations that we've set.
Grant Jackson:	Great. That's good news.
Operator:	Your next question comes from Van Brady of Presidio Med.
Van Brady:
Presidio Management. I have two or three if I can squeeze them in. What kind of excess IT implementation costs are you incurring in the quarter? And is this going to be a—kind of a steady state thing for a couple of years or is there going to be a fairly wide variance in the actual quarterly expenses valued at where you exactly are in the implementation?
Paul Mastrapa:
Van, we—this is Paul—as we talked about in the last quarter, I—we expect about six to seven cents a share in costs related to our IS rollout in 2003 and 2004. I expect those costs to be relatively flat. Much of those costs are a depreciation of our development costs.

So I don't expect a significant amount of incremental cost based on where we are in the rollout; however, we will see some as we accelerate our rollout and we're doing two or three sites in a quarter and we will incur some more travel costs and things of that nature. But generally, our overall cost expectations are six to seven cents and they should be relatively flat throughout the year.
Van Brady:	Well, just so I don't have to do the math, could you have a figure per quarter that you care to quote?
Raj Rai:	It will be a penny and a half . . .
Paul Mastrapa:	Yeah, it's about a cent and a half.
Van Brady:	One and a half cent per quarter. And then that presumably would all disappear and you'd get a lift in margins in 2005. Is that . . . ?

Raj Rai:
Well, there will be some advantages. This is Raj. There will be some residual costs. Obviously, we will continue to enhance the system because we want to make the system the best system to manage our business. And so there will be some residual costs and we don't know what those costs will be at this point.
Paul Mastrapa:
In addition, you know, we expect, you know, some efficiencies to get out of the system that we'll start seeing once it is fully rolled out; quantifying those at this time is premature. And as we get more experience in the rollout, we'll be able to be more specific around what we're seeing and what we see as the future opportunities around—based on the system.
Van Brady:
What can you tell us about Pegasys. I understand that you were sampling that in January, they rolled it out in February. Can you kind of give us some flavor what kind of uptick have you seen and . . . ?
Raj Rai:
Yeah. Van, this is Raj. We are seeing an increased level of prescriptions with—or new starts with Pegasys and either with—in-line with the expectations with Roche or even better. We are seeing about 20% to 25% new starts with Pegasys, which is pretty exciting for us.
Van Brady:	Well . . .
Raj Rai:	And this . . .
Van Brady:	.. . . 25% new starts, from a standing start, this is over some base or what
Raj Rai:	Well, as compared to competitive products.
Van Brady:	Okay. Is that—can we—because I don't know what—what is it, Peg Intron or what's the competitive . . .?
Raj Rai:	Peg Intron and Rebetron.
Van Brady:	Yeah. Well, I don't know your . . .
Raj Rai:
Well, we we're seeing a good start actually with the rollout. And we're pretty excited about the growth potential there. But we're just getting started. We just got started in the last month and a half.
Van Brady:	So there's no way to quantify this at all as yet or . . .?
Raj Rai:	No, not really. But, you know, we can give the progress in the next quarter and where we stand with the product.
Van Brady:
Okay. Now you had told us last year that you had—you would expect this year to land one other large drug relationship and you made the point that the Pegasys is not the one you're referring to. How—what kind of expectations can we have now as we've gone into May and nothing's been announced yet?
Raj Rai:
Well, it, you know, it's an ongoing p ursuit for us with the manufacturers and we're always hopeful that there will be one drug that is made for us. I feel very excited that there are a number of opportunities right now. And I cannot begin to control unfortunately the timing of those deals. But I'm real ly hoping that, you know, we'll get—we'll be fortunate to get at least one drug.
Van Brady:	Yeah. Okay. Thank you, Raj.
Raj Rai:	Yep.
Operator:	Our next question comes from Mitra Ramgopal of Sidoti.

Mitra Ramgopal:
Yes. Hi, guys. Just a couple of questions, in terms of evaluating your current locations, do you foresee further closures later this year? And could you give us an update in terms of potential acquisitions in the second half of the year, if things are progressing on that front?
Raj Rai:	Mitra, this is Raj. At this point, we don't really see any closures of any other stores. Is that what your question was, I'm sorry?
Mitra Ramgopal:	Yeah. Yeah.
Raj Rai:
Okay. From an acquisition standpoint, you know, we'll start to focus, as we had said before, in conjunction with a new system implementation or rollout. And I mean we were a good pipeline, you know; I mean our best pipeline is looking at some of our franchise locations. So that's always there. The sites—I mean there are a number of opportunities. They're large independent in the home infusion industry. And—so finding an acquisition opportunity is not that difficult.
Mitra Ramgopal:	Okay, thanks.
Raj Rai:	Yeah.
Operator:	Your next question comes from David MacDonald of Leerink Swann.
David MacDonald:	Good morning, guys. A couple of questions, Paul, I was wondering could you tell us what the DSOs would have been ex—if the Blue Cross/Blue Shield payment had actually been received in the quarter?
Paul Mastrapa:	Well, we would have been down to about 74 days; I think a one-day reduction.
David MacDonald:
Okay. And I was wondering if you guys could give some sense, by division, what the organic growth was? I know that it was 12% overall. But could you give us some sense in terms of both on the infusion, on the specialty side, how that shook out?
Paul Mastrapa:
Well, first, you know, our specialty we tend to see, you know, faster growth than on the infusion side. But it's really not appropriate to break down the same store between those two service lines. Many of these products are distributed out of the same store. So you really need to look at the overall same store growth. It makes more sense.
David MacDonald:
Okay. One thing you just talked about a couple of quarters ago was kind of migrating upstream in terms of bigger acquisitions. I was wondering is that, you know, once you guys kind of get back on the trail, would we—should we expect some smaller ones to kind of get rolling again before you look at anything of, you know, substantial size?
Raj Rai:
Yeah. I would think, (Dave), as a warm-up of going back to acquisitions, you know, yeah, a smaller sized transaction would be more preferred. And then depending on the opportunity, you know, we'll increase the size of the acquisition. It's really dependent on if it's a good acquisition, if it's a strategic fit and if it's accretive, it makes sense.
David MacDonald:
Okay. And Paul, I guess just a couple of quick model questions; EBITDA margins and operating margins down about 70 basis points year over year. Is that—should we expect that to be fairly consistent over the course of the year in terms of what our expectations should be? And also, with Synagis rolling off, would you expect revenues to be down sequentially in Q2?

Paul Mastrapa:
I would expect revenues to be down sequentially in Q2. In terms of operating margin, I would expect a tick-up as the mix shifts a little more towards infusion in the second and third quarters because of the Synagis seasonality; I would expect to see a tick-up in our operating margins from where they were. But I'd expect them generally to stay flat considering our incremental systems investments that we talked about.
David MacDonald:	But in terms of year over year, kind of comparing quarters to quarters, about 70 basis points is probably a fairly fair number?
Paul Mastrapa:	It's in the ballpark. And again, year over year, it's a shift issue.
David MacDonald:	Shift? Okay. Thanks, guys.
Raj Rai:	Thank you.
Operator:	There are no further questions at this time.
Raj Rai:	Thank you all for participating in our call. We will talk to you in the next second quarter conference call. Thank you again for your participation.
Operator:	This concludes today's Option Care's First Quarter Earnings Release conference call. You may now disconnect.
End

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  Exhibit 99.1